Exhibit (a)(5)(F)

MEMORANDUM

To:                                                                             Employees and Directors of FX Energy, Inc. and Subsidiaries

From:                                                               Clay Newton

Subject:                                                   Acquisition of FX Energy by ORLEN Upstream — Information Related to Your FX Energy Shares and Stock Options

Date:                                                                  November 6, 2015

As you know, FX Energy, Inc. has entered into a merger agreement under which FX Energy is to be acquired by ORLEN Upstream Sp. z o.o.

The acquisition is structured to occur in two steps.  The first step is a tender offer by ORLEN Upstream, through its subsidiary Kiwi Acquisition Corp. (which is referred to as “Merger Sub”), to purchase all of the outstanding shares of FX Energy common stock at a price of $1.15 per share in cash, less any required withholding taxes and without interest.

In the second step of the transaction, following the completion of the tender offer, Merger Sub will be merged into FX Energy.  In this merger, all remaining shares of FX Energy common stock not tendered and purchased in the tender offer will be acquired by ORLEN Upstream for the same cash price of $1.15 per share, less any required withholding taxes and without interest.

The tender offer was commenced on October 27, 2015.  By now you should have received from Computershare, which is acting as the Depositary for the tender offer, a package of materials related to the tender offer.  You may also have received these materials from your broker or similar nominee if you hold shares of common stock in a brokerage or similar account.  These tender offer materials include an Offer to Purchase, a Letter of Transmittal and other related documents.  If you have not received these materials yet, we explain how you can get them below under “Questions and Requests for Assistance or Tender Offer Materials.”

We understand that you may have questions regarding how the tender offer and the merger will work for shares of stock, restricted stock and stock options that you hold.  We are sending you this memorandum to answer your questions and help you navigate the process.

A few key points to note that are described in more detail below:

•                                          Restricted Stock.  The tender offer materials provided to you by Computershare include information regarding the shares you own and that you can tender in the offer.  We understand that this information erroneously included your unvested shares of restricted stock.  You cannot tender unvested shares of restricted stock in the tender offer, and you should not do so, notwithstanding the information provided by Computershare.  Some currently unvested shares of restricted stock will vest before the tender offer expires.  You can tender these shares in the tender offer, but you will need to act quickly to do so.  Please see “Restricted Stock” below for more information.

•                                          Stock Options.  You cannot tender stock options in the tender offer, and there will be no payment made in the merger for unexercised stock options.  You can exercise your stock options and tender the shares received on exercise in the tender offer or receive payment for them in the merger, but, if you do so, you will lose money because the exercise price you pay for the shares will be more than ORLEN Upstream will pay you for them in the tender offer or the merger.  Please see “Stock Options” below for more information.

•                                          401(k) Stock Bonus Plan.  You can tender shares you hold in the FX Energy, Inc. 401(k) Stock Bonus Plan in the tender offer, but the procedures you need to follow are different for these shares than for other shares you own.  You must instruct the Trustee for the Plan whether to tender or not tender your shares held in the Plan.  Please see “401(k) Stock Bonus Plan” below for more information.

For your reference, Attachment A to this memorandum includes individualized information regarding your shares of restricted stock, stock options and shares held in the FX Energy, Inc. 401(k) Stock Bonus Plan.

Please note that this memorandum is just a summary of certain information and does not include all of the information that is or may be relevant to you in connection with the tender offer and the merger.  The tender offer materials described above, particularly the Offer to Purchase and the Letter of Transmittal, set forth the complete terms and conditions of the tender offer and the merger, the terms of the merger agreement, instructions for tendering shares, the U.S. federal income tax and other consequences to you of the tender offer and the merger and other important information.  You should read these materials.  Please see “Important Additional Information and Where You Can Find It” below

Questions and Requests for Assistance or Tender Offer Materials

If you have questions about the tender offer, need assistance with tendering shares or need copies of the tender offer materials, you may call Georgeson, Inc., which is acting as Information Agent for the tender offer.  Georgeson’s telephone number is (888) 663-7851, and its contact information is also listed on the back cover of the Offer to Purchase.

If you have questions about shares of restricted stock, stock options or shares held in the FX Energy, Inc. 401(k) Stock Bonus Plan, you may call [Clay Newton] at FX Energy at (801) 486-5555.

General Information About the Tender Offer and the Merger

Tendering Shares in the Tender Offer

If you would like to have your shares purchased in the tender offer, you will “tender,” or deliver, your shares to Computershare, which is acting as the Depositary for the tender offer.

The procedures for tendering shares are set forth in the bullet points below and described more fully in the tender offer materials.  Please note that there are special considerations or procedures applicable to shares of restricted stock, shares issuable upon the exercise of stock options and shares held in the FX Energy, Inc. 401(k) Stock Bonus Plan.  You must read the information under the headings “Restricted Stock,” “Stock Options” and “401(k) Stock Bonus Plan” below before taking any action with respect to these shares.

•                                          For shares that are held in your name (rather than held for your account in the name of a broker or other nominee), you can tender your shares by:

•                                          completing and signing the Letter of Transmittal provided to you by Computershare in accordance with the instructions in the Letter of Transmittal;

•                                          having your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•                                          delivering the completed and executed Letter of Transmittal, the certificates for your shares and any other required documents described in the Letter of Transmittal to Computershare at its address shown on the Letter of Transmittal before the expiration of the tender offer.

•                                          For shares that are held for your account in the name of a broker or other nominee, you should contact the broker or other nominee, request that the broker or other nominee tender the shares before the expiration of the tender offer and follow any procedures that the broker or other nominee requests you to follow to effect the tender.  Your broker or other nominee may contact you directly regarding the tender offer.

Deadline for Tendering Shares in the Tender Offer

You must tender your shares before the expiration of the tender offer in order to have your shares purchased in the tender offer.  The tender offer is scheduled to expire at 12:01 a.m., Eastern time, on Wednesday November 25, 2015.  The expiration of the tender offer may be extended under certain circumstances, but you should not count on that to happen.  Accordingly, if you desire to tender your shares, you should complete the procedures for tendering shares described under “—Tendering Shares in the Tender Offer” above no later than Tuesday, November 24, 2015.  Please note that the materials required to tender your shares must actually be received by Computershare prior to the expiration of the tender offer.

It is possible that you will have another opportunity to tender your shares after the expiration of the tender offer.  Following the expiration of the tender offer and ORLEN Upstream’s acceptance of and payment for shares tendered in the tender offer, ORLEN Upstream may, but is not required to, provide for a subsequent offering period during which shares may be tendered and purchased.  The purpose of this subsequent offering period would be to enable ORLEN Upstream to acquire enough shares so that the merger can be completed without a vote of FX Energy’s shareholders, as described in the Offer to Purchase.  If you want to tender your shares, you should not count on having the opportunity to do it in such a subsequent offering period and therefore should tender your shares prior to the scheduled expiration of the tender offer.

Effect of Not Tendering Shares

If you do not tender your shares in the tender offer and the tender offer is completed, your untendered shares will be converted in the subsequent merger into the right to receive the same cash price for your shares that ORLEN Upstream is offering in the tender offer.  However, you will not receive any cash with respect to your untendered shares until the merger is closed.

Return of Shares if the Tender Offer Is Not Completed

If the tender offer is not completed for any reason, any shares that you previously tendered will be returned to you.

Ability to Withdraw Shares from the Tender Offer

If you tender your shares in the tender offer and later change your mind, you can withdraw your shares from the tender offer.  However, you can do this only before the expiration of the tender offer, and you must follow specific instructions for withdrawing shares.  Please see the Offer to Purchase for information regarding withdrawal rights.

Lost, Stolen, Destroyed or Mutilated Stock Certificates

If your stock certificates representing any of your shares have been lost, stolen, destroyed or mutilated, you should contact Fidelity Transfer Company, FX Energy’s Transfer Agent, at (801) 562-1300, regarding the requirements for replacement.  You may be required to post a bond to secure against the risk that a stock certificate may be subsequently re-circulated.  You are urged to contact the Transfer Agent immediately in order to receive further instructions, for a determination of whether you will need to post a bond and to permit timely processing of this documentation.  Computershare may charge you an administrative fee for processing payment with respect to shares represented by lost certificates.

Restricted Stock

Inability to Tender Unvested Shares of Restricted Stock in the Tender Offer

Shares of restricted stock are subject to transfer restrictions that prohibit most transfers of the shares prior to their vesting.  These restrictions will prevent you from tendering your unvested shares of restricted stock in the tender offer.  The tender offer materials provided to you by Computershare include information regarding the shares you own and that you can tender in the offer.  We understand that this information erroneously included your unvested shares of restricted stock.  Notwithstanding the inclusion of these shares in the materials you received from Computershare, you should not attempt to tender unvested shares of restricted stock in the tender offer, as they will not be accepted for purchase in the tender offer.  You should not list your shares of unvested restricted stock on any Letter of Transmittal you deliver to Computershare to tender other shares that you own.

Shares of Restricted Stock that Vest in November 2015

Some of FX Energy’s outstanding restricted stock awards are scheduled to vest on November 15, 2015 or November 20, 2015, which is prior to the expiration of the tender offer.  If you hold shares of restricted stock that vest on these dates, you will be able to tender these shares after they vest by following the procedures described under “General Information Regarding the Tender Offer and the Merger—Tendering Shares in the Tender Offer” above.  However, you will have to wait until November 15 or November 20, as applicable, to tender these shares because, as discussed above, you cannot tender them before they vest.  Because of the short period of time between the vesting dates and the scheduled expiration of the tender offer (12:01 a.m., Eastern time, on Wednesday November 25, 2015), you will need to act promptly after vesting in order to tender these shares.  FX Energy intends to make certificates representing these shares available to you on the date of vesting or as promptly thereafter as is possible.  If you intend to tender these shares, you should either provide new instructions to your broker that cover these shares, or complete the Letter of Transmittal for these shares and any other applicable documentation prior to the vesting date and your receipt of the certificates so that you can tender the shares immediately upon your receipt of the certificates.  FX Energy will provide you with all of the information you need to complete the Letter of Transmittal in advance of your receipt of the certificates.

If you tender other shares before your receipt of the certificates for these shares of restricted stock that will vest on November 15 or November 20, you should not include these shares of restricted stock in the Letter of Transmittal for the tender of those other shares and instead should complete an additional Letter of Transmittal for the tender of the newly vested shares.  If you have not yet tendered any other shares, you may tender other shares at the same time as and with the same Letter of Transmittal as your tender of the shares of restricted stock that will vest on November 15 or November 20, but all shares must be tendered prior to the expiration of the tender offer.

Vesting of Shares of Restricted Stock Upon Completion of the Tender Offer

Under the terms of FX Energy’s stock incentive plan and each individual restricted stock award, all shares of restricted stock that have not previously vested will vest in full upon a change of control of FX Energy.  The completion of the tender offer will constitute a change of control.  Accordingly, all of your shares of restricted stock that have not previously vested will vest upon the closing of the tender offer.

Shares of restricted stock that vest upon the closing of the tender offer will be treated like any other shares of common stock that are not tendered in the tender offer.  That is, they will be converted in the subsequent merger into the right to receive the same cash consideration offered in the tender offer.  However, you will not receive any cash with respect to these shares until the merger is closed.

If ORLEN Upstream provides a subsequent offering period after the expiration of the tender offer as described under “General Information About the Tender Offer and the Merger—Deadline for Tendering Shares in the Tender Offer” above, you will be able to tender and receive payment for these shares during the subsequent offering period.  However, you may need to act quickly to properly tender these shares before the expiration of any subsequent offering period.

Withholding Taxes Upon Vesting of Restricted Stock

If you are an employee in the United States, FX Energy will be required to collect withholding taxes from you upon the vesting of your shares of restricted stock, whether at their scheduled vesting date or upon closing of the tender offer.  FX Energy will handle this consistent with its past practices or in another manner that it will communicate to you separately.

Stock Options

Inability to Tender Stock Options in the Tender Offer

If you hold options to purchase FX Energy common stock, you cannot tender the stock options in the tender offer.  Only issued and outstanding shares of common stock can be tendered in the tender offer.

Exercise of Stock Options Before Expiration of the Tender Offer and Subsequent Tender of Shares

If you have options that are currently vested or that will vest before the expiration of the tender offer, you may exercise those vested options and tender the shares you receive upon exercise in the tender offer.  However, you should note that your stock options are “out of the money” based on the price per share offered by ORLEN Upstream and the exercise prices for your stock options.  In other words, the exercise price per share for your stock options is greater than the price per share offered by ORLEN Upstream.  Accordingly, if you exercise stock options and tender the shares issued on exercise, you will lose money because you will pay more to acquire the shares than ORLEN will pay you for those shares in the tender offer.  This is true of all of FX Energy’s outstanding stock options, as they all have exercise prices substantially in excess of the $1.15 per share offered by ORLEN Upstream.

If you have options that are not currently vested and will not vest prior to the expiration of the tender offer, you cannot exercise those options prior to the expiration of the tender offer and tender the shares in the offer.

Vesting of Stock Options Upon Closing of the Tender Offer

As with shares of restricted stock, FX Energy’s stock incentive plan and each individual stock option agreement provide that all stock options that have not previously vested will vest in full upon a change of control of FX Energy.  Accordingly, all of your stock options that have not previously vested will vest upon the closing of the tender offer.

Exercise of Stock Options After Closing of the Tender Offer and Receipt of Payment for Shares in the Merger

After the completion of the tender offer, all of your stock options will be vested and you may exercise them prior to the closing of the merger.  If you do that, the shares issued upon exercise of the stock options will be treated like any other shares of common stock that are not tendered in the tender offer.  That is, they will be converted in the merger into the right to receive the same cash consideration offered in the tender offer.  However, as discussed above, your stock options are “out of the money.”  Accordingly, if you exercise stock options after the closing of the tender offer and prior to the closing of the merger, you will lose money because you will pay more to acquire the shares issuable upon exercise of the stock options than you will receive for those shares from ORLEN Upstream upon closing of the merger.

Cancelation of Stock Options Upon Closing of the Merger

Under the terms of the merger agreement, stock options that remain unexercised immediately prior to the closing of the merger will not be assumed or substituted for by ORLEN Upstream.  Instead, because all of FX Energy’s outstanding stock options are “out of the money” as discussed above, all such stock options will be canceled and terminated upon the closing of the merger without payment of any consideration for such stock options.  Accordingly, after the closing of the merger, you will no longer be able to exercise your stock options and you will have no further rights to receive shares, cash or other property pursuant to your stock options.

401(k) Stock Bonus Plan

Ability to Tender Shares Held in 401(k) Stock Bonus Plan in the Tender Offer

Shares held in your account under the FX Energy, Inc. 401(k) Stock Bonus Plan can be tendered in the tender offer.  These shares, if tendered, will be purchased by ORLEN Upstream in the same manner as all other shares of common stock tendered in the tender offer, except that the purchase price for the shares will be paid into your account under the 401(k) Stock Bonus Plan rather than directly to you.

Procedures for Tendering Shares Held in 401(k) Stock Bonus Plan; Instructions to Trustee

The procedures for tendering shares you hold in the FX Energy, Inc. 401(k) Stock Bonus Plan are different from the procedures for tendering other shares you own directly.  Under the terms of Trust Agreement for the 401(k) Stock Bonus Plan, only the Trustee under the Plan can take the action necessary to tender shares in the tender offer.  However, the Trustee is required to tender or not tender shares held in your account based on instructions the Trustee receives from you.

The Trustee has provided to you, or will provide to you promptly, a Direction Form that you will use to instruct the Trustee whether to tender or not tender the shares you hold in the 401(k) Stock Bonus Plan.  You should complete and execute the Direction Form and deliver it to the trustee in the manner provided in the Direction Form.  Whether you desire to have these shares tendered or not tendered, you should so indicate on the Direction Form.  Because the Trustee will be required to process the instructions of all participants in the 401(k) Stock Bonus Plan and then complete the process to tender shares it is instructed to tender, the Trustee is requesting that you deliver the Direction Form to it no later than the close of business on Friday, November 20, 2015.  It is your responsibility, and not the Trustee’s, to ensure that your Direction Form is delivered to the Trustee sufficiently in advance of the expiration of the tender offer to permit the Trustee to timely tender any shares that you instruct the Trustee to tender.

You should not include shares of common stock you hold in the 401(k) Stock Bonus Plan on any Letter of Transmittal you submit to tender other shares you own.

None of the Trustee, the Trust Committee or the Plan Administrator of the 401(k) Stock Bonus Plan is making any recommendation to you regarding whether to tender shares you hold in the 401(k) Stock Bonus Plan in the tender offer.

Failure to Deliver Direction Form to Trustee

You should complete the Direction Form and deliver it to the Trustee even if you do not want the shares you hold in the FX Energy, Inc. 401(k) Stock Bonus Plan to be tendered in the tender offer.  If you do not instruct the Trustee not to tender your shares, your shares could be tendered notwithstanding your desire that they not be tendered.

Under the terms of the 401(k) Stock Bonus Plan, if you do not deliver a Direction Form to the trustee sufficiently in advance of the expiration of the tender offer for the Trustee to act on your instructions, the Trustee will tender or not tender your shares at the direction of the Trust Committee for the Plan.  The same will be true if you deliver a Direction Form to the Trustee but fail to indicate whether your shares should be tendered or not tendered.

In this case, the Trust Committee will make a determination as to whether to tender your shares in accordance with its fiduciary duties under the 401(k) Stock Bonus Plan and applicable law, and will direct the Trustee accordingly.  The Trust Committee has not yet made any such determination, so you cannot be certain whether your shares will be tendered or not tendered if you fail to instruct the Trustee.

Payment in the Merger for 401(k) Stock Bonus Plan Shares Not Tendered in the Tender Offer

Shares held in the FX Energy, Inc. 401(k) Stock Bonus Plan that are not tendered in the tender offer will be treated like any other shares of common stock that are not tendered in the tender offer.  That is, they will be converted in the merger into the right to receive the same cash consideration offered in the tender offer.  However, you will not receive any cash with respect to the untendered shares until the merger is closed, and the consideration for the shares will be paid into your account under the 401(k) Stock Bonus Plan rather than directly to you.

Termination of 401(k) Stock Bonus Plan After Completion of the Merger

FX Energy expects that the FX Energy, Inc. 401(k) Stock Bonus Plan will be terminated following completion of the merger.  You will be provided information related to the termination of the 401(k) Stock Bonus Plan and options available to you with respect to amounts held in your account under the Plan at a later date.

Important Additional Information and Where You Can Find It

This memorandum has been prepared for informational purposes only for the use of employees and directors of FX Energy, Inc. and its subsidiaries.  This memorandum is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it recommendation regarding whether you should tender shares of FX Energy common stock in the tender offer or take any other action in connection with the matters described in this memorandum.

The information in this memorandum is a summary of the matters described, does not purport to be complete and is qualified in its entirety by the tender offer materials described below.  ORLEN Upstream and Merger Sub have filed with the U.S. Securities and Exchange Commission, or SEC, a Schedule TO (Tender Offer Statement) containing the Offer to Purchase, Letter of Transmittal and other documents related to the tender offer.  The complete terms of the tender offer are set forth in the Offer to Purchase, the Letter of Transmittal and related tender offer documents, which have been mailed to holders of shares of FX Energy common stock.  FX Energy also has filed with the SEC a Schedule 14D-9 (Solicitation/Recommendation Statement), which has been mailed to holders of FX Energy common stock together with the tender offer materials described above.  The Schedule TO, the Offer to Purchase, the Letter of Transmittal, the Schedule 14D-9 and the related documents, as they may be amended or supplemented from time to time, contain important information that should be read carefully before any decision is made with respect to the tender offer.  These materials may be obtained for free by directing a request by mail to Georgeson, Inc., 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 or by calling toll-free (888) 663-7851.  These materials also are available at no charge on the SEC’s web site at www.sec.gov.

Notice to Holders of Restricted Stock and Stock Options

This memorandum and Attachment A hereto constitute any and all notices that are or may be required to be given to holders of restricted stock or stock options of FX Energy under the FX Energy, Inc. 2011 Stock Incentive Plan and any related restricted stock awards or stock options in connection with the the tender offer and the merger.

ATTACHMENT A

Employee or Director Name:

Shares of Restricted Stock:

Number of Shares	Scheduled Vesting Date

Stock Options:

Number of Shares	Exercise Price Per Share

Shares Held in 401(k) Stock Bonus Plan:

Number of Shares: